UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: September 6, 2006

Commission File Number: 0-22325

INFORMATION ARCHITECTS CORPORATION

(Exact name of registrant as specified in its chapter)

NORTH CAROLINA	87-0399301
(State or other jurisdiction of incorporation)	IRS Employer Identification No.)

1420 NW 23rd Avenue,

FORT LAUDERDALE, FLORIDA 33311

(Address of principal executive offices) (Zip Code)

(954) 561-7321

(Registrant’s telephone number, including area code)

5229 NW 33rd Avenue,

Ft. Lauderdale, FL 33309

(Former name or former address, if changed since last report)

 Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Information Architects Corporation today announced that as a result of the cancellation of the agreement with PTLC-SI and for the benefit of their shareholders they have adopted the following resolution beginning September 01, 2006.

RESOLVED: That the Board of Directors has extended the final resolution with regard to SYNERGISTIC INVESTMENTS and IFGT-SI until September 15, 2006

On June 27th, 2005, the registrant announced the signing of an Asset Acquisition Agreement between Information Architects Corporation (“IACH”), Synergistic Investment and IFGT-SI. On June 16, 2005 Information Architects Corporation, a North Carolina corporation (the "Company") entered into an asset acquisition agreement with Synergistic Investments and IFGT-SI International Funding Group Trust (“IFGT-SI” a Delaware Trust. IFGT-SI shall assign fifty-one and one half percent of the Oil and Gas Lease with James Thronburg in exchange for 650,000,000 shares of Company common stock and 48,000,000 shares of Preferred stock.

The distribution of stock is as follows;

• 415,000,000 Common shares of Company stock to IFGT-SI with the voting rights remaining with the current Board of Directors for a period of one year or next annual shareholders meeting.
• 100,000,000 Common shares to Oil Energy Corporation.

• 100,000,000 shares to Gas Energy Corporation. 35,000,000 Common shares to Gas and Oil Corporation.
• 48,000,000 shares of Preferred series F that convert 1 Preferred to 1 Common to be converted in the event that common stock is trading at least at $1.00.

RESOLVED:  That the transfer agent is herein directed to place a stop transfer or hold on all shares herein listed within the contract between PTLC-SI and IACH. Said hold will be a Total NON-TRANSFER NO LEGEND RELEASE.

FURTHER RESOLVED: that the proper officers of the Corporation are hereby authorized, empowered, and directed in the name of and on behalf of the Corporation, or otherwise, to execute all such instruments, documents, forms and certificates and to take all such further actions in connection with the resolutions herein adopted as they may deem necessary, advisable or proper to effectuate the intent and purpose of the forgoing resolutions.

Details of the cancellation between PTLC-SI and IACH were released in an 8-k on August 17, 2006. On September 6, 2006, Information Architects Corporation issued a Press Release titled “Information Architects Board of Directors Reach Resolution Regarding Synergistic Investments, and IFGT-SI.”  The press release is attached as Exhibit 99.1.

Item 9.01 Exhibits

Number	Description
99.1	Press Release, “Information Architects Board of Directors Reach Resolution Regarding Synergistic Investments, and IFGT-SI”

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the Undersigned, there unto duly authorized.

Date: September 6, 2006

Information Architects Corporation
BY: /S/ Todd K. Morgan
——————————————
Todd K. Morgan
Chief Executive Officer